Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Second Quarter Fiscal 2025 Results

Store Openings, Sales, and Earnings Ahead of Expectations
Net Sales Increased 17.5% and Earnings Per Share Increased 25.0%
Raising Fiscal 2025 Sales and Earnings Outlook

HARRISBURG, PA – August 28, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the second quarter fiscal 2025 ended August 2, 2025.

“We had a very strong second quarter and are operating with the wind in our sails,” said Eric van der Valk, President and Chief Executive Officer. “We are driving the business to new heights through improved planning, coordination, and execution across the organization. New store openings, total sales, comparable store sales, and earnings were all ahead of our expectations in the quarter and we are raising our full-year outlook across the board.”

Mr. van der Valk continued, “Consumers responded to our compelling assortment of bargains, especially in our consumer staples and seasonal categories. Ollie’s Army growth was another bright spot in the quarter, headlined by an outstanding response to our reimagined Ollie’s Days event.”

	Thirteen weeks ended
	August 2,	August 3,
	2025	2024
(Dollars in thousands, except per share data)
Net sales	$679,556	$578,375
Yr/yr change	17.5%	12.4%
Comparable store sales change (1)	5.0%	5.8%
Net income	$61,310	$48,982
Net income per diluted share	$0.99	$0.79
Adjusted net income per diluted share	$0.99	$0.78
Yr/yr change	26.9%	16.4%
Adjusted EBITDA	$93,786	$74,450
% of net sales	13.8%	12.9%
Store openings	29	9
Store growth, yr/yr change	16.8%	8.9%

(1)	Calculated based on the comparable number of weeks from the prior year.

Second Quarter Fiscal 2025 Highlights and Year-Over-Year Comparisons

•	Opened 29 stores, ending the quarter with a total of 613 stores in 34 states, an increase of 16.8% year-over-year.

•	Ollie’s Army loyalty members increased 10.6% to 16.1 million members.

•	Net sales increased 17.5% to $679.6 million, driven by new store unit growth and an increase in comparable store sales.

•	Comparable store sales increased 5.0%, driven by an increase in transactions.

•	Gross margin increased 200 basis points to 39.9%. The increase was primarily driven by lower supply chain costs and higher merchandise margin.

•
Selling, general, and administrative (“SG&A”) expenses as a percentage of net sales increased 60 basis points to 25.8%. The increase was primarily driven by higher medical and casualty claims, as well as slightly higher store labor expenses.

•
Pre-opening expenses increased $4.4 million to $9.0 million, driven by new store growth and $2.3 million of dark rent expense associated with the former Big Lots locations that were acquired through the bankruptcy auction process.

•	Operating margin increased 80 basis points to 11.3%.

•	Adjusted net income per diluted share increased 26.9% to $0.99.

•	Adjusted EBITDA increased 26.0% to $93.8 million and adjusted EBITDA margin increased 90 basis points to 13.8%.

•
Total cash and investments increased 30.3%, or $107.1 million, to $460.3 million. This included cash and cash equivalents of $231.2 million, short-term investments of $85.9 million, and long-term investments of $143.2 million.

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Fiscal 2025 Outlook

The Company is raising its previously provided sales and earnings outlook for fiscal 2025. A comparison of the current and previous outlook figures is contained in the table below.

	Current	Previous
Store openings	85	75
Net sales	$2.631 to $2.644 billion	$2.579 to $2.599 billion
Comparable store sales increase	3.0% to 3.5%	1.4% to 2.2%
Gross margin	40.3%	40.0%
Operating income(1)	$292 to $298 million	$283 to $292 million
Adjusted net income(1)(2)(3)	$233 to $237 million	$225 to $232 million
Adjusted net income per diluted share(1)(2)(3)	$3.76 to $3.84	$3.65 to $3.75
Annual effective tax rate(3)	~ 25%	~ 25%
Diluted weighted average shares outstanding	~ 62 million	~ 62 million
Capital expenditures	$83 to $88 million	$83 to $88 million

(1)
Includes dark rent expenses of approximately $5 million, or $0.06 in adjusted net income per diluted share, related to the opening of stores where the leases were acquired through the bankruptcy process.

(2)	Includes interest income of approximately $18 million. This assumes the potential for lower interest rates in fiscal 2025.

(3)	Excludes the excess tax benefits related to stock-based compensation, as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss second quarter fiscal 2025 financial results is scheduled for today, August 28, 2025, at 8:30 a.m. Eastern Time. To access the live conference call, please preregister here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/. A replay of the conference call webcast will be available on the investor relations website for one year.

About Ollie’s
Ollie’s is a leading off-price retailer of brand name household products. Since our founding in 1982, our mission has been to sell Good Stuff Cheap®. We do this through a flexible buying model that focuses on closeout merchandise and excess inventory from suppliers and manufacturers around the world. Our stores offer Real Brands! Real Bargains! ® in a treasure hunt environment at prices up to 70% below traditional retailers. As of August 2, 2025, we operated 613 stores in 34 states and growing! For more information, visit www.ollies.com.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

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Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table included in this press release, which sets forth the non-GAAP operating adjustments for the 13-week and 26-week periods ended August 2, 2025 and August 3, 2024.

Forward-Looking Statements

This press release contains certain forward-looking statements, which includes but is not limited to statements regarding industry trends, value creation, customer trends, new stores, distribution centers, and various financial outlook figures, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact

Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024
Net sales	$679,556	$578,375	$1,256,323	$1,087,193
Cost of sales	408,218	359,344	747,954	658,804
Gross profit	271,338	219,031	508,369	428,389
Selling, general and administrative expenses	175,476	145,673	340,308	288,092
Depreciation and amortization expenses	9,916	8,004	19,273	15,720
Pre-opening expenses	8,972	4,595	15,628	7,321
Operating income	76,974	60,759	133,160	117,256
Interest income, net	(4,534)	(3,928)	(9,322)	(8,229)
Income before income taxes	81,508	64,687	142,482	125,485
Income tax expense	20,198	15,705	33,612	30,161
Net income	$61,310	$48,982	$108,870	$95,324
Earnings per common share:
Basic	$1.00	$0.80	$1.77	$1.55
Diluted	$0.99	$0.79	$1.76	$1.54
Weighted average common shares outstanding:
Basic	61,340	61,313	61,342	61,347
Diluted	61,796	61,721	61,806	61,731

Percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.1	62.1	59.5	60.6
Gross profit	39.9	37.9	40.5	39.4
Selling, general and administrative expenses	25.8	25.2	27.1	26.5
Depreciation and amortization expenses	1.5	1.4	1.5	1.4
Pre-opening expenses	1.3	0.8	1.2	0.7
Operating income	11.3	10.5	10.6	10.8
Interest income, net	(0.7)	(0.7)	(0.7)	(0.8)
Income before income taxes	12.0	11.2	11.3	11.6
Income tax expense	3.0	2.7	2.7	2.8
Net income	9.0%	8.5%	8.7%	8.8%

Components may not add to totals due to rounding.

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	August 2,	August 3,
Assets	2025	2024
Current assets:
Cash and cash equivalents	$231,163	$170,600
Short-term investments	85,893	182,544
Inventories	637,236	531,286
Accounts receivable	1,810	1,187
Prepaid expenses and other current assets	11,716	9,813
Total current assets	967,818	895,430
Property and equipment, net	360,836	307,163
Operating lease right-of-use assets	652,341	494,169
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	143,206	-
Other assets	2,242	2,122
Total assets	$2,801,852	$2,374,293
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$518	$589
Accounts payable	165,629	129,824
Income taxes payable	129	-
Current portion of operating lease liabilities	103,122	87,476
Accrued expenses and other current liabilities	98,968	79,952
Total current liabilities	368,366	297,841
Long-term debt	912	984
Deferred income taxes	85,640	72,803
Long-term portion of operating lease liabilities	561,024	411,994
Total liabilities	1,015,942	783,622
Stockholders’ equity:
Common stock	68	67
Additional paid-in capital	745,636	713,509
Retained earnings	1,476,583	1,263,275
Treasury - common stock	(436,377)	(386,180)
Total stockholders’ equity	1,785,910	1,590,671
Total liabilities and stockholders’ equity	$2,801,852	$2,374,293

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Thirteen weeks ended		Twenty-six weeks ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024
Net cash provided by operating activities	$80,712	$43,875	$109,414	$84,059
Net cash used in investing activities	(39,744)	(90,883)	(58,010)	(159,398)
Net cash (used in) provided by financing activities	(8,823)	5,358	(25,364)	(20,323)
Net increase (decrease) in cash and cash equivalents	32,145	(41,650)	26,040	(95,662)
Cash and cash equivalents, beginning of the period	199,018	212,250	205,123	266,262
Cash and cash equivalents, end of the period	$231,163	$170,600	$231,163	$170,600

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks Ended		Twenty-six weeks ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024

Net income	$61,310	$48,982	$108,870	$95,324
Excess tax benefits related to stock-based compensation (1)	(425)	(756)	(1,912)	(1,888)
Adjusted net income	$60,885	$48,226	$106,958	$93,436

Net income per diluted share	$0.99	$0.79	$1.76	$1.54
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	(0.01)	(0.01)	(0.03)	(0.03)
Adjusted net income per diluted share	$0.99	$0.78	$1.73	$1.51

Diluted weighted-average common shares outstanding	61,796	61,721	61,806	61,731

Net income	$61,310	$48,982	$108,870	$95,324
Interest income, net	(4,534)	(3,928)	(9,322)	(8,229)
Depreciation and amortization expenses	13,452	10,039	26,261	19,824
Income tax expense	20,198	15,705	33,612	30,161
EBITDA	90,426	70,798	159,421	137,080
Non-cash stock-based compensation expense	3,360	3,652	6,524	6,801
Adjusted EBITDA	$93,786	$74,450	$165,945	$143,881

Components may not add to totals due to rounding.
(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)

	Thirteen weeks ended
	August 2,	August 3,
	2025	2024
Number of stores - beginning of period	584	516
Store openings	29	9
Store closings	-	-
Number of stores - end of period	613	525
Yr/yr store growth	16.8%	8.9%
Comparable stores sales change	5.0%	5.8%
Comparable store count – end of period	510	475
Total cash and investments (1)	$460,262	$353,144
Capital expenditures	$26,416	$38,289
Share repurchases	$11,516	$6,428

(1)	Includes cash and cash equivalents, short-term investments, and long-term investments.

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